EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in Registration Statements (Nos. 033-62679, 333-63400, and 333-168379) on Form S-8 of Consolidated-Tomoka Land Co. and subsidiaries of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Consolidated-Tomoka Land Co. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of years in the three-year period ended December 31, 2010 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Consolidated-Tomoka Land Co.

/s/ KPMG LLP

Orlando, Florida

March 11, 2011

Certified Public Accountants